UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2011

The Dolan Company
 (Exact name of registrant as specified in its charter)

Delaware	001-33603	43-2004527
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 South Ninth Street, Suite 2300 Minneapolis, Minnesota	55402
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (612) 317-9420

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On January 27, 2011, Jacques Massicotte resigned from the Board of Directors of The Dolan Company (the “Company”) for personal reasons.

(d)

On January 27, 2011, the Company’s Board of Directors, upon recommendation of its Nominating and Corporate Governance Committee, elected Bill L. Fairfield as a Class II director and appointed him to the Audit Committee. The term of the Class II directors ends at the Company’s 2012 annual meeting of stockholders. Mr. Fairfield has 19 years experience as a CEO, 14 of those with publicly traded companies and 12 of them with a Fortune 500 company, as well as extensive experience serving as a director of both public and private companies. Mr. Fairfield will participate in the Company’s standard compensation program for non-employee directors, which includes the cash compensation, initial equity grant and annual equity grants described in the Company’s Proxy Statement for its 2010 Annual Meeting. As is true for the other directors, Mr. Fairfield may elect to receive the equity grants either 100% in the form of stock options, or 50% in stock options and 50% in restricted stock.

(e)

On January 27, 2011, the Board of Directors, upon recommendation of its Compensation Committee, amended and restated the Company’s Executive Change in Control Plan applicable to certain members of the Company’s senior management (each referred to as a “participant”). The Board amended the change in control plan as it relates to Section 280G of the Internal Revenue Code to eliminate any excise tax “gross-up” payment by the Company. Prior to the amendment, if any payments or benefits to which a participant becomes entitled were to be considered “excess parachute payments” under Section 280G, then, subject to certain limitations, the participant would have been entitled to an additional gross-up payment from the Company in an amount such that, after payment by the participant of all taxes, including any excise tax imposed upon the gross-up payment, the participant would retain a net amount equal to the amount he or she would have been entitled to had the excise tax not been imposed upon the payment. The plan was amended to eliminate any such gross-up payment, and instead the payments to which the participant will be entitled under the plan will be whichever of the following provides for the greater after-tax proceeds to the participant: (i) the payments provided for under the plan, reduced such that the total “parachute payments” (within the meaning of Section 280G) payable to the participant would not exceed three times the “base amount” as defined in Section 280G, less one dollar, or (ii) the payments otherwise provided for under the plan.

Under the change in control plan, a participant is entitled to receive a severance payment and additional severance benefits if his or her employment with the Company is terminated by us or an acquirer without cause, or by the employee for good reason, 90 days prior to or within 12 months following a change in control. The Board also amended the change in control plan to modestly increase the severance payment multiplier for “Grade One Employees” under the change in control plan in consideration of the elimination of the tax gross-up payment. Prior to the amendment, in connection with such a change in control termination, a Grade One Employee would have been entitled to receive two times his or her base salary plus annual target short-term incentive amounts for the year in which the termination occurs. The plan was amended to provide that a Grade One Employee will instead be entitled to receive 2.5 times his or her base salary plus annual target short-term incentive amounts for the year in which the termination occurs. This amendment affects the following named executive officers of the Company, each of whom is a Grade One Employee under the plan: James Dolan, Vicki Duncomb, Scott Pollei and Mark Stodder.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit
Number	Description of Exhibits

99.1	Press Release of the Company, dated January 31, 2011.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE DOLAN COMPANY

By:  /s/ Vicki J. Duncomb
Name:  Vicki J. Duncomb
Its: Vice President and Chief Financial Officer

Dated: January 31, 2011

Exhibit Index

Exhibit
Number	Description of Exhibits

99.1	Press Release of the Company, dated January 31, 2011.